                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                                  FUNCO, INC.
                                       AT
                              $24.75 NET PER SHARE
                                       BY
                          B&N ACQUISITION CORPORATION,
                     A WHOLLY-OWNED INDIRECT SUBSIDIARY OF
                              BARNES & NOBLE, INC.

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
      CITY TIME, ON TUESDAY, JUNE 13, 2000, UNLESS THE OFFER IS EXTENDED.

                                                                    May 16, 2000

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

     We have been appointed by B&N Acquisition Corporation, a Minnesota corporation ("Purchaser") and a wholly-owned indirect subsidiary of Barnes & Noble, Inc., a Delaware corporation ("Parent"), to act as Information Agent in connection with Purchaser's offer to purchase all of the outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of Funco, Inc., a Minnesota corporation (the "Company"), at a price of $24.75 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 16, 2000 (the "Offer to Purchase"), and the related Letter of Transmittal (the "Letter of Transmittal," which, together with the Offer to Purchase and any amendments or supplements thereto, constitute the "Offer") enclosed herewith.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (A) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN BEFORE THE EXPIRATION DATE OF THE OFFER A NUMBER OF SHARES WHICH, TOGETHER WITH SHARES ALREADY OWNED, DIRECTLY OR INDIRECTLY, BY PARENT OR PURCHASER, WOULD REPRESENT IN THE AGGREGATE, AT LEAST 51% OF THE TOTAL VOTING POWER OF THE OUTSTANDING SECURITIES OF THE COMPANY ENTITLED TO VOTE IN THE ELECTION OF DIRECTORS OR IN A MERGER, CALCULATED ON A FULLY DILUTED BASIS, ON THE DATE OF PURCHASE AND (B) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED.

     Enclosed for your information and for forwarding to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, are copies of the following documents:

     1. The Offer to Purchase;

     2. The Letter of Transmittal for your use and for the information of your clients;

     3. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

     4. The Notice of Guaranteed Delivery (to be used to accept the Offer if the certificates evidencing Shares ("Share Certificates") and all other required documents cannot be delivered to The Bank of New York (the "Depositary") by the Expiration Date (as defined in the Offer to Purchase));

     5. A printed form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

     6. A return envelope addressed to the Depositary.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JUNE 13, 2000, UNLESS THE OFFER IS EXTENDED.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Share Certificates or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in Section 3 of the Offer to Purchase), (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of May 4, 2000 (the "Merger Agreement"), by and among the Company, Parent and Purchaser, pursuant to which, on the same business day as and promptly following the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly-owned indirect subsidiary of Parent. At the Effective Time (as defined in the Offer to Purchase) of the Merger, each outstanding Share (other than
(i) Shares held of record by Parent or Purchaser or any direct or indirect wholly-owned subsidiary of Parent and (ii) Shares held by shareholders of the Company, if any, who properly exercise, preserve and protect dissenters' rights under the Minnesota Business Corporation Act) will be converted into the right to receive $24.75 per Share, or any higher price that may be paid per Share in the Offer, in cash, without interest, as set forth in the Merger Agreement and described in the Offer to Purchase.

     The Board of Directors of the Company and a special committee of such Board, formed in accordance with Section 302A.673 of the Minnesota Business Corporation Act, have unanimously approved the Merger Agreement, the Offer and the Merger. The Board of Directors of the Company and its special committee have determined that the Offer and Merger are fair to and in the best interests of the Company and its shareholders and unanimously recommend that the shareholders of the Company accept the Offer and tender their Shares.

     If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates are not immediately available or such shareholder cannot deliver the Share Certificates and all other required documents to reach the Depositary prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered by following the guaranteed delivery procedure specified in Section 3 of the Offer to Purchase.

     No fees or commissions will be paid to any broker or dealer or other person (other than the Information Agent or the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

     In order to accept the Offer, a duly executed and properly completed Letter of Transmittal with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents, should be sent to the Depositary by 12:00 midnight, New York City time, on Tuesday, June 13, 2000.

     Any questions you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned at the address and telephone number set forth on the back cover of the Offer to Purchase.

                                       Very truly yours,

                                       MACKENZIE PARTNERS, INC.,
                                       As Information Agent

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF PURCHASER, PARENT, THE COMPANY, THE INFORMATION AGENT, THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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